Exhibit 18.1

November 6, 2015

Board of Directors
The Kraft Heinz Company
One PPG Place
Pittsburgh, PA 15222

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended September 27, 2015. Note 1 therein describes changes in accounting principle for the Company’s change in classification of certain warehouse and distribution costs (including shipping and handling costs) from selling, general and administrative expenses to cost of products sold, and the Company’s change in classification of the amortization and impairment related to trademark and license intangible assets from cost of products sold to selling, general and administrative expenses in the condensed consolidated statements of income. It should be understood that the preferability of one acceptable method of accounting over another for classification of certain warehouse and distribution costs (including shipping and handling costs) and classification of the amortization and impairment of trademark and license intangible assets has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that these changes in accounting principle are preferable. Based on our reading of management’s stated reasons and justification for these changes in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the changes, we concur with management that such changes represent, in the Company’s circumstances, the adoption of preferable accounting principles in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 28, 2014. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting changes.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP